Exhibit 10.3

5 December 2024

Re:     Supply of Goods Agreement ("Supply Agreement")

This supply of goods agreement ("Supply Agreement") is entered into by and between:

"Optimi" Optimi Health Corp, a company incorporated in British Columbia under number BC 1251418, (which expression shall include its successors and assigns) of 600 - 21 Water Street, Vancouver, B.C., V6B 1A1.

"Psyence" means collectively Psyence Biomedical Limited (which expression shall include its successors and assigns) of 121 Richmond Street West, Penthouse Suite 1300, Toronto, ON M5H2K1, Canada ("Psyence Biomed") and Psyence Australia PTY LTD (which expression shall include its successors and assigns) of Level 7, 330 Collins Street, Melbourne VIC 3000 ("Psyence Australia").

(the "Parties", and each, a "Party").

WHEREAS Optimi:

a)	is a psychedelics pharmaceutical manufacturer in Canada with both a Controlled Drugs and Substances Dealer's Licence and a Drug Establishment Licence (DEL);

b)	specializes in controlled substances such as botanical psilocybin–containing mushrooms and 3,4-Methylenedioxymethamphetamine ("MDMA");

c)	is dedicated to supplying safe, GMP-grade products and API to researchers, drug developers, and authorized patients in markets across the world; and

d)	has existing and exclusive rights to supply psilocybin for the treatment of PTSD and treatment resistant depression in Australia through binding, current commercial agreements with Mind Medicine Australia.

AND WHEREAS Psyence:

a)	is a biotech company focused on the use of natural psilocybin to treat psychological trauma, addiction and the diagnosable disorders that can result therefrom;

b)	wishes to use the controlled substances produced by Optimi relating to botanical psilocybin containing mushrooms in connection with pre-clinical and clinical studies involving human subjects, for the purpose of discovering or verifying the safety, pharmacokinetics or effects of such products. The trials will be conducted in multiple countries in due course in the treatment of anxiety and depression, including associated ailments, such as PTSD, stress, grief, and adjustment disorder, all within the exclusive context of Palliative Care;

c)	if such trials are successful, Psyence holds a right to commercialise such products.

AND WHEREAS a letter of intent was concluded between the Parties on August 1, 2024 and the parties have now agreed to conclude this bundle of agreements (collectively the "Bundle of Agreements") comprising:

1.	this Supply Agreement;

2.	the IP and Mutual Exclusivity Agreement; and

3.	the Quality Agreement,

recording the terms agreed between the parties. If any conflict should exist between the provisions or interpretation of the above-mentioned agreements such conflicts shall be resolved by applying preference to the interpretation of the agreements in the sequence referenced above, with the Supply Agreement being given the highest priority and the Quality Agreement given the lowest priority in the Bundle of Agreements.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1.	In this Agreement except where the context otherwise requires terms shall have the meanings ascribed to them in Clause 1 of the IP and Mutual Exclusivity Agreement.

1.2.	The singular includes the plural and vice versa.

1.3.	Unless the context otherwise indicates, references to clauses, sub-clauses, recitals and to Schedules are to clauses and sub-clauses of, and recitals and Schedules to this Agreement.

1.4.	Headings to clauses in this Agreement are included for the purpose of ease of reference only and shall not have any effect on the construction or the interpretation of this Agreement.

1.5.	References in this Agreement to any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

2.	Supply of the Goods

2.1.	During the period of this Agreement (the "Term", see Article 8 of this Agreement) Optimi shall sell, and Psyence shall purchase the Goods ordered by Psyence, subject to the following provisions.

2.2.	The specifications of the Goods shall be as set out in Schedule 1, but the Optimi reserves the right to make changes to the specification of the Goods that is necessary for them to conform with any applicable laws, provided that Optimi first notifies Psyence in writing of any such change that it proposes to make and the Parties agree (in writing) that such change is required.

2.3.	Change Request

Psyence shall promptly notify Optimi in writing of any change to the Goods necessary to conform with existing law or proposed changes in the applicable laws in the territories of Psyence. Psyence may request changes to the product specifications for any product to be delivered under this Agreement by submitting a written change request ("Change Request") to Optimi. A Change Request must clearly specify the proposed changes to the product specifications, including, but not limited to, modifications in design, materials, quantity, or delivery requirements.

2.4.	Optimi’s Review and Proposal

Upon receipt of a Change Request, Optimi shall promptly review the request and assess its impact on the terms of the Agreement, including but not limited to, pricing, delivery schedules, lead times, production processes, and any other relevant factors. Within 10 business days, Optimi shall provide Psyence with a written proposal ("Change Order Proposal") that details the adjustments necessary to accommodate the requested changes, including any revisions to the price, delivery timelines, or other contractual terms.

2.5.	Agreement on Terms

The Parties shall negotiate in good faith to agree upon the adjustments set forth in the Change Order Proposal. No changes to the product specifications or other terms shall be implemented by Optimi unless and until both parties have mutually agreed to the terms of the Change Order Proposal in writing ("Change Order"). The Change Order shall become an amendment to this Agreement and shall supersede any conflicting provisions in this Agreement.

2.6.	Effect of Change Order

Once a Change Order has been agreed upon in writing by both Parties, Optimi shall proceed with the implementation of the changes as specified therein. Psyence acknowledges that any delay in agreeing to the Change Order or in providing necessary approvals may impact Optimi’s ability to meet the original delivery schedule.

2.7.	Failure to reach agreement

Should the Parties fail to reach agreement on the terms of the Change Order Proposal, either Party shall have the right to terminate the mutual exclusivity provided in the IP and Mutual Exclusivity Agreement and the following rights granted to Psyence under this Agreement will become non-exclusive, and this Agreement shall continue on the same terms mutandis mutatis, save that:

2.7.1.	no Milestone Payments or Royalty will be payable by Psyence under the IP and Mutual Exclusivity Agreement;

2.7.2.	the terms of clauses 6, and 8.3 to 8.7 of the IP and Mutual Exclusivity Agreement shall no longer be applicable; and

2.7.3.	Optimi shall not offer or sell the Goods to a third Party on terms no more favourable than the terms set forth in this Agreement.

2.8.	Optimi shall provide Psyence with any instructions concerning the use of the Goods which are reasonably required by lawful regulation, in which case Psyence undertakes to comply with those instructions.

2.9.	Subject to the provisions of this Agreement, the supply of the Goods shall be made on the basis of the Terms of Supply set out in Schedule 2.

3.	Procedure for Ordering and Delivering the Goods

3.1.	Psyence shall give the Optimi its written order for the Goods to be delivered to Psyence when it is required.

3.2.	Each order for the Goods must be given in writing and shall be subject to confirmation and acceptance in writing by the Optimi. The Optimi shall confirm and accept the order in writing to Psyence within ten (10) days after it is given. Upon confirmation and acceptance by the Optimi each order shall be final and binding on the Parties, except for mutually agreed upon amendments. Email addresses are found in the article entitled "Notices and Writing."

3.3.	Psyence shall be responsible to the Optimi for:

3.3.1.	Ensuring the accuracy of each order for the Goods given by Psyence;

3.3.2.	Promptly giving the Optimi all necessary information relating to the Goods which is reasonably requested by the Optimi to enable the Optimi to fulfil each order in accordance with its terms.

3.4.	Upon confirmation of each order the Optimi shall as soon as is practicable and in any event within ten days inform Psyence of the Optimi’s estimated delivery date for the Goods.

3.5.	Subject to force majeure (as set out in Article 10), Optimi shall use best commercial endeavors to deliver the Goods on the estimated delivery date for each order. Time is of the essence.

3.6.	Optimi shall have no liability for any delay in delivery of the Goods that is due to any failure by Psyence to provide any required information in the required timeframe.

4.	Price of the Goods & Delivery

4.1.	The initial pricing of the Goods shall be [*] per [*] of the Goods, which may be amended from time to time during the term of this Agreement by agreement between the Parties. The Parties acknowledge that as at the date of concluding this Agreement:

4.1.1.	they have had to estimate the pricing of [*] of the Goods [*] and agreed on an initial range of pricing for a [*] dose between [*], based on incomplete information; and

4.1.2.	that Psyence’s preferred format of the Goods is a 25mg dose, in line with its clinical trial program, and Optimi undertakes to use its best efforts to deliver the Goods fully formulated at a 25mg dose to Psyence for use in Psyence’s Phase III trials, subject to the terms set out in Appendix 3 of the Quality Agreement.

4.1.3.	The initial pricing is the median of the above range on a [*]. As such, the Parties agree that this pricing will require review from time to time and undertake to conduct such negotiations in good faith.

4.2.	[*]

4.3.	The prices of the Goods are exclusive of any applicable goods and services taxes (GST), value added tax or similar federal or provincial sales tax, for which Psyence shall be liable in addition to the price. Psyence will also pay for all taxes, duties, levies and costs associated with the importation of the Goods into, and distribution of the Goods into any jurisdiction outside Canada.

4.4.	Subject to the provisions of clause 4.2, Optimi may, from time to time, vary the price of the Goods provided under this Agreement on the following terms:

4.4.1.	Optimi shall notify Psyence in writing of any such price variation at least 30 days in advance of the proposed new price taking effect ("Notice Period");

4.4.2.	Psyence shall have the right to accept or reject the proposed new price within the Notice Period. If Psyence rejects the new price by providing written notice to Optimi within the Notice Period, the new price shall not apply;

4.4.3.	In the event that Psyence rejects the new price, the following shall apply:

4.4.3.1.	The original price for the Goods shall remain unchanged and continue to apply under the terms of this Agreement;

4.4.3.2.	This Agreement shall not terminate due to the rejection of the price variation;

4.4.3.3.	This Agreement and the Bundle of Agreements shall convert from an exclusive supply agreement to a non-exclusive supply agreement; Psyence shall be free to source the Goods from other suppliers, without penalty or further obligation.

4.5.	The provisions of clause 4.4 shall apply mutates mutandis as between the Parties to any proposal to vary the price, as proposed by Psyence to Optimi.

4.6.	Optimi agrees to deliver the Goods to Psyence at Optimi’s premises on an ex-works basis. Title, and risk of loss or damage, to any purchased Goods will pass from the Optimi to Psyence on delivery and Psyence will thereafter be responsible for all risks of loss of or damage to such Product.

4.7.	Optimi will obtain and maintain at its own cost, all necessary credentials, certifications, authorizations, licences and permits required for the exportation of the Product (as defined under the Quality Agreement) from Canada into any jurisdiction where the Goods are to be shipped to.

4.8.	In the event that delays caused by Psyence in turn causes the Goods to be out of specification, Psyence agrees to be financially responsible for additional production and testing requirements related to the delivery of replacement Goods.

4.9.	[*]

4.10.	Optimi shall notify any stability failure or adverse trend in results likely to lead to a stability failure during the period of a study to Psyence within five (5) days of becoming aware of such stability failure or adverse trend. Optimi shall investigate all OOS stability results or adverse trends in accordance with this Agreement.

4.11.	In the event that this agreement or the Bundle of Agreements is terminated Optimi will do all things necessary to enable Psyence to continue to generate stability data (either itself or through a third party supplier) to support the acceptability of the Goods until all Goods distributed by Psyence have reached the end of their shelf life, with the Parties undertaking to act in the utmost good faith in enabling the execution of this obligation.

4.12.	In the event that a health regulator having the applicable jurisdiction over Psyence’s use of the Product (as defined under the Quality Agreement) requires additional stability testing and/or requires an extended shelf-life of the PRODUCT over and above those already considered in Article 10 of the Quality Agreement , then the cost of such additional stability testing and/or the formulation of the Product (as defined under the Quality Agreement) with the extended shelf-life will be for Psyence’s account.

5.	Payment

5.1.	The price of the Goods shall be paid by Customer:

5.1.1.	A deposit payment of [*]of the total purchase price for the applicable order shall be paid by Psyence and received by the Optimi within five (5) days of confirmation by Optimi to Psyence that the order will be fulfilled; and

5.1.2.	The balance within [*] days of delivery of the Goods.

5.2.	All invoices must be addressed to Customer and submitted to the email address for Psyence provided in Article 12. All payments shall be made by wire–transfer to a bank account, specified by the Optimi in writing, without any set–off, deduction, or withholding.

5.3.	If Psyence fails to pay an undisputed invoice otherwise sent in accordance with this Agreement the Optimi may (without limiting any other right or remedy):

5.3.1.	suspend any further delivery to Psyence until such undisputed invoice is paid; and

5.3.2.	Charge Psyence interest on the outstanding amount at [*]p.a. of the outstanding amount from the due date until the outstanding amount is paid in full.

6.	Warranties Relating to the Goods

6.1.	Subject to the following provisions, the Optimi warrants to Psyence that:

6.1.1.	Optimi will have good title to the Goods supplied under this Agreement;

6.1.2.	The use or resale of the Goods supplied under this Agreement will not infringe the patent, design, copyright, trademark or other intellectual property rights of any third party; and

6.1.3.	Subject to Article 6.2, the Goods supplied under this Agreement will comply with the specifications set put in the Quality Agreement, will be compliant moreover with manufacturing practices of Canadian domestic law and with GMP, and will not perish for a period of a minimum of thirty (30) days from date of delivery to Psyence.

6.2.	Optimi shall be under no liability in respect of any defect in the Goods arising from fair wear and tear, or any wilful damage, negligence, misuse or alteration or tampering of the Goods after delivery without Optimi’s approval, on the part of Psyence, its employees or agents or any third party.

6.3.	At the time any order is confirmed and accepted, Psyence will be deemed to warrant to Optimi that Psyence holds the required licenses and permits from all applicable authorities necessary to engage in its business, to purchase the Goods and to carry out its obligations under this Agreement and any order. The Customer will handle the Goods in compliance with applicable Canadian laws and regulations and in compliance with the laws and regulations of any other jurisdiction to where the Goods are be shipped and will assume all responsibility with regard to the nature, content and use of all promotional, marketing and informational materials used by Psyence in respect of the Goods.

6.4.	All other warranties or other terms, express or implied by statute or otherwise, are excluded to the fullest extent permitted by law.

7.	Indemnification and Liability

7.1.	The Optimi shall defend, indemnify, and hold harmless Psyence and its affiliates, and each of their officers, directors, partners, shareholders, personnel, and agents from and against any and all losses arising out of or in connection with:

7.1.1.	any gross negligence or wilful misconduct of Optimi in the performance of its obligations under this Agreement;

7.1.2.	any alleged or actual infringement of intellectual property or proprietary rights of any third party arising out of the Optimi’s performance of its obligations under this Agreement; or

7.1.3.	any breach by the Optimi of this Agreement, including without limitation any of its representations or warranties.

7.2.	Psyence shall defend, indemnify, and hold harmless the Optimi and its affiliates, and each of their officers, directors, partners, shareholders, personnel, and agents from and against any and all losses arising out of or in connection with:

7.2.1.	any gross negligence or wilful misconduct of Psyence in the performance of its obligations under this Agreement;

7.2.2.	any breach by Psyence of this Agreement, including without limitation any of its representations or warranties.

8.	Duration, Termination and Consequences of Termination

8.1.	The following clauses of the IP and Mutual Exclusivity Agreement shall apply to this Agreement, as if incorporated in this Agreement directly:

8.1.1.	Clause 3 (Duration of Agreement)

8.1.2.	Clause 12 (Termination and Liquidation)

8.1.3.	Clause 13 (Consequences of Termination)

8.2.	Psyence hereby undertakes that in the event that Psyence Australia ceases to be a wholly-owned subsidiary of Psyence Biomed:

8.2.1.	it will immediately provide written notice hereof to Optimi; and

8.2.2.	Psyence Australia will immediately cease to be a party to the Bundle of Agreements in accordance with the terms of Clause 13 (Consequences of Termination) of the IP and Mutual Exclusivity Agreement.

9.	Positioning of Optimi by Customer

Each Party retains the right to make public (via press release, social media post or any other promotional venue accessible by the public) the existence of this Agreement and the identity of Optimi and Psyence (but without including specific Agreement attributes such as pricing, quantity and term). If a Party is obliged by applicable laws, regulations and rules (including stock exchange rules and regulations), in such case the legally obligated party must present the intended publication to the other party for review and comment prior to submission to the applicable regulatory authority.

10.	Force Majeure

10.1.	"Force majeure" means war, emergency, accident, fire, earthquake, pandemic, flood, storm, industrial strike or other event or impediment which is beyond the reasonable control of the affected Party. Force majeure also includes any event or circumstance beyond the reasonable control of the Party which causes any failure of the Goods to be produced in accordance with specifications or in sufficient quantities to fill any accepted order or any failure to meet stability expectations.

10.2.	A Party affected by force majeure shall not be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or the non– performance, of any of its obligations under this Agreement to the extent that the delay or non–performance is due to any force majeure of which it has notified the other Party in accordance with Article 10.3. The time for performance of that obligation shall be extended accordingly, subject to Article 10.4.

10.3.	If any Force Majeure occurs in relation to either Party which affects or is likely to affect the performance of any of its obligations under this Agreement, it shall notify the other Party within a reasonable time as to the nature and extent of the circumstances in question and their effect on its ability to perform.

10.4.	If the performance by either Party of any of its obligations under this contract is prevented or delayed by Force Majeure for a continuous period in excess of three (3) months, the other Party shall be entitled to terminate this Agreement by giving written notice to the Party affected by the Force Majeure.

11.	General Warranties

Each Party warrants to the other that:

11.1.	It has the authority to enter into this Agreement;

11.2.	The signatory to this Agreement for and on behalf of that Party is authorized and fully empowered to execute this Agreement on that Party’s behalf;

11.3.	The entry into and performance of this Agreement by that Party will not breach any contractual or other obligation owed by that Party to any other person, any rights of any other person or any other legal provision;

11.4.	The entry into and performance of this Agreement by that Party require no governmental or other approvals or, if any such approval is required, it has been obtained; and

11.5.	It will at all times during the Term of this Agreement comply with the terms of and maintain in force any necessary governmental or other approvals, consents, notifications, registrations or other legal requirements for the performance by that Party of its obligations under this Agreement.

12.	Notices by email

12.1.	Any notice under this contract shall be in writing, which may include email, and may be served by sending it as specified in Article 12.2 below, in a manner that ensures receipt of the notice can be proved. Use of email and physical writing as notification must be done in every notification circumstance arising out of this Agreement, unless specified that alone will suffice in the respective notice clauses.

12.2.	For the purposes of Article 12.1, notification details are the following, unless other details have been duly notified in accordance with this Article:

12.2.1.	[*]

12.2.2.	[*]

13.	General

13.1.	Except as expressly permitted in this Agreement Psyence shall not assign, transfer, charge, encumber or otherwise deal with the whole or any part of this Agreement or any of its rights or obligations under this Agreement, save that Psyence may assign its rights to an affiliated company as part of a corporate restructuring.

13.2.	If any clause or any part of any clause in this Agreement is declared invalid or unenforceable by the judgment or decree, by consent or otherwise of a court of competent jurisdiction from whose decision no appeal is or can be taken all other clauses or parts of clauses in this Agreement shall remain in full force and effect and shall not be affected thereby for the term of this Agreement.

13.3.	No relaxation forbearance delay or indulgence by either party in enforcing any of the terms and conditions of this Agreement or the granting of time by either party to the other shall prejudice, affect or restrict the rights and powers of that party nor shall any waiver by either parry of any breach of this Agreement operate as a waiver of or in relation to any subsequent or any continuing breach of this Agreement.

13.4.	This Agreement may not be amended unless in writing signed by the duly authorised officer of each party.

13.5.	The parties shall execute all further documents as may be necessary or desirable to give full effect to the terms of this Agreement and to protect the rights of the parties under it.

13.6.	This Agreement constitutes the entire agreement between the parties relating to its subject-matter and each party confirms to the other that it has not entered into this Agreement on the basis of or in reliance on any representations or warranties made or given by the other party its servants or agents.

13.7.	Any notice or other document to be given under this Agreement shall be given by sending the same in a pre-paid courier to the address of the relevant party set out in this Agreement or to any other address which that party may have notified to the other for such purpose. Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to have been delivered 14 days after despatch and in proving the fact of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed stamped and posted.

14.	Governing Law

14.1.	This Agreement contemplated herein, if entered into, will be construed in all respects under and be subject to the laws of British Columbia which are applicable to agreements entered into and performed within British Columbia. The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of British Columbia for any actions, suits or proceedings arising out of the interpretation or enforcement of the matters contemplated herein (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by personal delivery to the addresses set forth below shall be effective service of process for any action, suit or proceeding brought in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

15.	Counterparts

This Agreement may be signed in counterparts which together shall be deemed to constitute one (1) agreement, and delivery of the counterparts may be effected by means of electronic transmission from us to you and from you to us.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

OPTIMI HEALTH CORP.	PSYENCE BIOMEDICAL LIMITED

Name: Dane Stevens	Name: Neil Maresky
Title: CEO	Title: CEO

PSYENCE AUSTRALIA PTY LIMITED

Name: Tim Waugh
Title: Director

[*]

SCHEDULE 2: TERMS OF SUPPLY

1.	Quantity

1.1.	The quantity of the Goods, defined in Schedule 1, to be supplied by the Optimi shall be as set out in each order submitted by Psyence (if confirmed by the Optimi).

1.2.	Each order shall be subject to the details specified in Schedules 2 and 3.

2.	Packaging of the Goods

The Goods shall be shipped in a vacuum—packed, non—transparent, tamper proof container.

3.	Inspection and Acceptance of the Goods

3.1.	Inspection Optimi's Premises: Psyence shall have the right to inspect the Goods at Optimi's premises prior to collection, at a mutually agreed time, to verify that the Goods conform to the agreed specifications and are free from visible defects. Any defects identified during this inspection shall be promptly communicated to Optimi. Psyence shall be responsible for the costs associated with such inspection.

3.2.	Acceptance Upon Collection: Goods shall be deemed to be accepted by Psyence at the time of collection from Optimi's premises, subject to any visible defects identified during the inspection at Optimi’s premises.

3.3.	Latent Defects: Notwithstanding Psyence's inspection at Optimi's premises, Psyence shall have a further period of 5 business days from the arrival of the Goods at Psyence’s premises to identify any latent defects or defects that were not reasonably identifiable during the initial inspection. A "latent defect" is defined as a defect that could not have been reasonably detected by Psyence through a reasonable inspection at Optimi’s premises or at the time of collection.

3.4.	Notification of Defects: If latent defects or any defects not reasonably identifiable at the time of collection are discovered within the specified period after arrival at Psyence’s premises, Psyence shall notify Optimi in writing within 5 business days of discovering the defect(s). The notice shall include a detailed description of the defect(s) and the circumstances under which they were discovered.

3.5.	Remedy for Defects: If any defects, whether visible or latent, are confirmed and notified by Psyence within the applicable time frame, Optimi shall replace the defective Goods, or if such replacement is not possible for reasons beyond the reasonable control of Optimi, provide a refund for the defective Goods, in accordance with the terms of this Agreement.

4.	Documents

The Optimi shall make a Packing List available to Psyence.

5.	Transfer of Risk

Risk of damage to or loss of the Goods shall pass to Psyence in accordance with the relevant Incoterms or otherwise at the time of delivery of the Goods.

6.	Retention of Title

6.1.	Notwithstanding the delivery of and the passing of risk in the Goods, or any other provision of this contract, the property in the Goods shall not pass to Psyence until the Optimi has received payment in full of the price of the Goods.

6.2.	Psyence shall hold the Goods on behalf of the Optimi, and shall keep the Goods separate from those of Psyence and third parties and properly stored, protected and insured and identified as the Optimi’s property;

6.2.1.	Provided none of the events referred to in the "Force Majeure" Article of this Agreement has taken place in relation to Psyence, Psyence may resell or use up the Goods in the ordinary course of its business (in which case property in the Goods will be deemed to pass to Psyence);

6.2.2.	Provided the Goods have not been sold or used up, the Optimi may at any time require Psyence to deliver up to the Optimi the Goods for which the Optimi has not received payment in full of the price; and

6.2.3.	The Customer shall not pledge or in any way charge by way of security for any indebtedness any of the Goods which remain the property of the Optimi, but if Psyence does so, all money owing by Psyence to the Optimi shall become due and payable.